Exhibit 99.2

March 1, 2011

TO: Member CEOs and CFOs

I am pleased to announce the 12 Federal Home Loan Banks have entered into a Joint Capital Enhancement Agreement intended to enhance capital by building retained earnings for each FHLBank and the FHLBank System as a whole. With the impending satisfaction of the FHLBanks’ REFCorp obligation, the agreement allocates the portion of the FHLBanks’ earnings historically paid to REFCorp to a special retained earnings account at each FHLBank.

Background

Two decades ago, the federal government established REFCorp to issue bonds to fund the Resolution Trust Corporation, which used the proceeds from the sale of the bonds to pay the cost of liquidating failed savings institutions. By a series of legislative mandates beginning with the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA), the FHLBanks were required to make contributions toward payments on the REFCorp bonds. Each FHLBank is currently required to contribute 20 percent of its annual earnings toward payment of interest on REFCorp bonds in quarterly installments.

To date, the FHLBanks have paid a total of $8.6 billion in interest payments on these obligations. Since 2000, the FHLBanks have paid more than $300 million per year to REFCorp, accelerating the payment schedule, and expect to fully satisfy their REFCorp obligations in 2011.

Retained Earnings

Under the agreement among the 12 FHLBanks, upon satisfaction of the REFCorp obligation, each FHLBank will generally be required to allocate the 20 percent of its earnings previously paid to REFCorp to a restricted retained earnings account on its own balance sheet. This account will be modeled on the reserve accounts held by the FHLBanks prior to the enactment of FIRREA. The additional retained earnings will further strengthen the financial soundness of the 12 FHLBanks and protect our constituents from the effects of any potential future losses. This is also consistent with the Federal Home Loan Bank of Boston’s ongoing effort to build retained earnings.

For more information regarding the agreement, please refer to the Joint Capital Enhancement Agreement Q&A, which is available in the News section of our web site, www.fhlbboston.com. Please feel free to contact Chief Financial Officer Frank Nitkiewicz (617-292-9624), Chief Business Officer Susan Elliott (617-292-9615), or me (617-292-9610) if you have questions or comments regarding this new effort.

Sincerely,

Edward A. Hjerpe III

President and Chief Executive Officer

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This letter and the Joint Capital Enhancement Agreement Q&A contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement, the expected maturity of the REFCORP obligation, the expected achievement of the restricted retained earnings target, and the Agreement’s impact on affordable housing program contributions. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” expected,” “should,” “will,” “estimates,” “suggests,” “could” and “may” or their negatives or other variations on these terms. We caution that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.